Exhibit 3.1

FORM NO. 7

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL

OF

MARVELL TECHNOLOGY GROUP LTD.

(hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on the 29th of June 2006, in accordance with the provisions of section 45(3) of the Companies Act 1981.

Minimum Share Capital of the Company	US$12,000

Authorized Share Capital of the Company	US$1,000,000

Increase of Share Capital as authorized by a resolution passed at a general meeting of the Company on the 9 June 2006	US$1,000,000

AUTHORIZED SHARE CAPITAL AS INCREASED	US$2,000,000

DULY STAMPED in the amount of BD$NIL being the stamp duty payable on the amount of increase of share capital of the Company in accordance with the provisions of the Stamp Duties Act, 1976.

/s/ Weili Dai
Secretary

DATED THIS 9th day of June, 2006.

NOTE:                             This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.